Exhibit 24

POWER OF ATTORNEY

The undersigned does hereby appoint G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello as their true and lawful attorneys to sign American Standard Companies Inc. (the “Corporation”) Annual Report on Form 10-K for the year ended December 31, 2004, and any amendments thereto, on behalf of the undersigned as a director of the Corporation, and to file the same, with any exhibits thereto, with the Securities and Exchange Commission; each of said attorneys shall have the power to act hereunder with or without the others.

Signature	Date

/s/ Steven E. Anderson Steven E. Anderson	February 3, 2005

/s/ Jared L. Cohon Jared L. Cohon	February 3, 2005

/s/ Paul J. Curlander Paul J. Curlander	February 3, 2005

/s/ Steven F. Goldstone Steven F. Goldstone	February 3, 2005

/s/ Edward E. Hagenlocker Edward E. Hagenlocker	February 3, 2005

/s/ James F. Hardymon James F. Hardymon	February 3, 2005

/s/ Ruth Ann Marshall Ruth Ann Marshall	February 3, 2005